Exhibit 99.1
Schrödinger Reports Strong Fourth Quarter and Full-Year 2022 Financial Results

Delivered 31% Annual Total Revenue Growth, with Total Revenue of $181.0 Million

Achieved Fourth Quarter Software Revenue of $47.8 Million, a 24% Increase Over Fourth Quarter 2021

Expects Continued Revenue Growth and Reduced Cash Burn in 2023

New York, February 28, 2023 – Schrödinger, Inc. (Nasdaq: SDGR), whose physics-based computational platform is transforming the way therapeutics and materials are discovered, today announced financial results for the fourth quarter and full-year ended December 31, 2022, and provided its financial outlook for 2023.

“We are very pleased with our performance across all areas of our business last year, with strong fourth quarter 2022 software revenue growth even in a challenging macroeconomic environment. Drug discovery revenue for 2022 nearly doubled compared to the prior year, our portfolio advanced and expanded, and we added two new collaborations,” stated Ramy Farid, Ph.D., chief executive officer of Schrödinger. “Looking ahead, we are focused on our strategic priorities of driving continued growth in use of our technology, further enhancing the capabilities of our platform, and advancing our collaborative and proprietary pipeline. We are already making important progress on these priorities, and today we announced the selection of our Wee1 development candidate, SGR-3515, and have initiated IND-enabling studies for this program.”

“We are pleased that we overcame several headwinds specific to our business in 2022 to deliver strong fourth quarter and full-year financial results. Our software revenue growth was driven by larger renewals from existing customers, including collaborators who significantly scaled up their adoption of our software in their internal discovery programs, and accelerated renewal of multi-year agreements,” stated Geoff Porges, MBBS, chief financial officer of Schrödinger. “We expect both software and drug discovery to contribute to revenue growth this year. With significant operating leverage emerging from our business and a strong balance sheet, we are very well positioned for continued growth and investment in the unique opportunities offered by our technology platform.”

Fourth Quarter 2022 Financial Results
•Total revenue for the fourth quarter increased 23% to $56.8 million, compared to $46.2 million in the fourth quarter of 2021.
•Software revenue for the fourth quarter increased 24% to $47.8 million, compared to $38.6 million in the fourth quarter of 2021. Multi-year agreements contributed significantly to revenue in the quarter and approximated the contribution to reported revenue from such agreements in the fourth quarter of 2021.
•Drug discovery revenue was $9.0 million for the fourth quarter, compared to $7.6 million in the fourth quarter of 2021.
•Software gross margin increased to 83% for the fourth quarter, compared to 78% in the fourth quarter of 2021.
•Operating expenses were $67.2 million for the fourth quarter, compared to $48.9 million for the fourth quarter of 2021.
•Other income, which includes changes in fair value of equity investments and interest income/expense, was $1.2 million for the fourth quarter, compared to other expense of $7.9 million for the fourth quarter of 2021.
•Net loss for the fourth quarter was $27.2 million, compared to $30.7 million in the fourth quarter of 2021.

	Three Months Ended
	December 31,
	2022	2021	% Change
	(in millions)
Total revenue	$56.8	$46.2	23%
Software revenue	47.8	38.6	24%
Drug discovery revenue	9.0	7.6	19%
Software gross margin	83%	78%
Operating expenses	$67.2	$48.9	38%
Other income (expense)	$1.2	$(7.9)	(115)%
Net loss	$(27.2)	$(30.7)	(11)%

Full Year 2022 Financial Results
•Total revenue for the full year increased 31% to $181.0 million, compared to $137.9 million for 2021.
•Software revenue for the full year 2022 increased 20% to $135.6 million, compared to $113.2 million for 2021, with multi-year agreements making a similar contribution to reported revenue to the contribution in 2021 and 2020.
•Drug discovery revenue for the full year was $45.4 million for the full year 2022, compared to $24.7 million for 2021.
•Software gross margin was 78% for the full year, compared to 77% for 2021.
•Operating expenses were $247.8 million for the full year, compared to $177.1 million for 2021.
•Other expense, which includes gains/loss on equity investments, changes in fair value of such investments and interest income/expense, was $2.3 million for the full year, compared to other income of $10.6 million for 2021.
•Net loss for the full year was $149.2 million, compared to $101.2 million for 2021.
•At December 31, 2022, Schrödinger had cash, cash equivalents, restricted cash and marketable securities of approximately $456 million, compared to approximately $479 million at September 30, 2022.

	Twelve Months Ended
	December 31,
	2022	2021	% Change
	(in millions)
Total revenue	$181.0	$137.9	31%
Software revenue	135.6	113.2	20%
Drug discovery revenue	45.4	24.7	84%
Software gross margin	78%	77%
Operating expenses	$247.8	$177.1	40%
Other income (expense)	$(2.3)	$10.6	(122)%
Net loss	$(149.2)	$(101.2)	47%

Full Year 2022 Key Performance Indicators (KPIs)
Schrödinger today reported 2022 key performance indicators for both the software and drug discovery components of its business.

Software. Total annual contract value (ACV) increased 25% to $140.6 million, and the ACV of Top 10 customers increased 36% to $46.5 million. The number of customers with an ACV over $5 million increased to four from two customers, the number of customers with an ACV over $1 million increased to 18 from 15, and the number of customers with an ACV over $100,000 increased 19% to 227. Schrödinger’s customer retention rate in 2022 was 96%, and the company ended the year with 1,748 customers with an ACV ov her $1,000.

Drug discovery. Schrödinger ended 2022 with 15 ongoing programs eligible for royalties, up from 13 the previous year. For the year ended December 31, 2022, the number of collaborators since 2018 increased to 17 from 15.

Software KPI	2022	2021
Total annual contract value (ACV)	$140.6 million	$112.1 million
ACV of Top 10 customers	$46.5 million	$34.1 million
Number of customers over $5M in ACV	4	2
Number of customers over $1M in ACV	18	15
Number of customers over $100,000 in ACV	227	190
Customer retention over $100,000 ACV	96%	98%
Number of active customers with ACV over $1,000	1,748	1,647

Drug Discovery KPI	2022	2021
Ongoing programs eligible for royalties	15	13
Number of collaborators since 2018	17	15

For additional information about our KPIs, see “Operating Metrics” below.

2023 Financial Outlook
As of February 28, 2023, Schrödinger provided the following expectations for the fiscal year ending December 31, 2023:
•Software revenue growth is expected to be in the range of 13 to 17 percent
•Drug discovery revenue is expected to range from $70 million to $90 million
•Software gross margin is expected to be similar to software gross margin for the full year 2022
•Operating expense growth in 2023 is expected to be significantly lower than operating expense growth in 2022 and to be similar to revenue growth in 2023
•Cash used for operating activities in 2023 is expected to be below cash used for operating activities in 2022

For the first quarter of 2023, software revenue is expected to range from $31 million to $35 million, and drug discovery revenue is expected to range from $30 million to $34 million.

Recent Highlights
Corporate
•In February, Schrödinger reported the receipt of an approximately $111.3 million cash distribution from Nimbus Therapeutics in connection with Takeda’s acquisition of Nimbus Lakshmi, Inc., a wholly-owned subsidiary of Nimbus Therapeutics, and its tyrosine kinase 2 (TYK2) inhibitor NDI-034858. Schrödinger expects to receive a second distribution of approximately $36.0 million, also related to Takeda’s $4.0 billion upfront payment to Nimbus, in the second quarter of 2023, for a total distribution of approximately $147.3 million. NDI-034858 is being evaluated for the treatment of multiple autoimmune diseases following positive Phase 2b results in psoriasis. The distribution was on account of Schrödinger’s equity stake in Nimbus, which as of December 31, 2022, was 3.8% on a fully diluted basis.

•In February, Structure Therapeutics, Inc., a collaborator focused on developing novel oral small molecule therapeutics for metabolic and pulmonary diseases, completed an initial public offering for gross proceeds of $185.3 million. Schrödinger participated in the IPO and now holds a 3.7 percent equity stake in Structure Therapeutics.

•In January, Schrödinger announced that it amended its discovery, development and commercialization collaboration with Bristol Myers Squibb to include a new discovery program in neurology. Schrödinger received an additional upfront payment for the new program and is eligible to receive discovery, development and commercialization milestones, as well as royalties on net sales, similar to the terms of the original agreement.

•In January, Schrödinger and Otsuka Pharmaceutical Co., Ltd. announced an innovative multi-part agreement that includes a collaboration to discover molecules for an emerging CNS disease target, as well as a knowledge-transfer agreement and an expanded licensing agreement to deploy Schrodinger’s technology platform at scale in Otsuka’s new drug discovery center in Osaka. Schrödinger received an upfront payment and will be eligible to receive discovery, development and regulatory milestones, as well as tiered royalties on net sales of any products emerging from the drug discovery collaboration in all markets.

Pipeline
•Schrödinger is advancing its MALT1 inhibitor, SGR-1505, in Phase 1 clinical development. A dose-escalation study designed to evaluate the safety, pharmacokinetics, pharmacodynamics, and early signals of clinical activity of SGR-1505 as a monotherapy is open to enrollment in patients with relapsed or refractory B-cell malignancies.

•Schrödinger announced today that it has selected SGR-3515 as its development candidate for its Wee1 program. SGR-3515 demonstrated strong anti-tumor activity with limited off-target effects in preclinical studies. Activities to support IND-enabling studies are underway.

•Schrödinger is continuing to progress its CDC7 inhibitor, SGR-2921, through IND-enabling studies to support a planned IND submission this year. In December, the company presented data at the American Society of Hematology Annual Meeting demonstrating that SGR-2921 exhibited strong anti-tumor activity as a monotherapy and in combination with standard of care agents in multiple preclinical tumor models.

•Today, Schrödinger announced that it is expecting the first program from the Bristol Myers Squibb collaboration to advance to development candidate status. Following finalization of this advancement, Schrödinger will recognize a drug discovery milestone associated with advancement of the program, which is projected in the first quarter of 2023.

•In January, Schrödinger announced a new proprietary program targeting LRRK2, a genetically validated target with therapeutic potential for the treatment of Parkinson’s disease. Schrödinger has generated cryo-EM structures of LRRK2 which is helping to accelerate the identification of novel LRRK2 inhibitors.

Platform
•Schrödinger scientists continued to advance the company’s platform, and recently published research highlighting a computational, physics-based approach to enable accurate prediction of brain penetrant molecules. This computational advancement is being leveraged in Schrödinger’s programs in neurology.

•In a collaborative effort with AbbVie, Schrödinger and AbbVie scientists published research demonstrating in silico methods to accurately predict the oxidation risk of residues in monoclonal antibodies, a characteristic that is critical to understand during antibody discovery and development.

•Scientists at L’Oréal and Schrödinger recently published research highlighting the potential of molecular dynamics simulations to study the interactions between complex polymers and biological substrates, such as hair. The research is expected to play an increasingly important role in advancing eco-friendly polymer formulation design.

•Schrödinger today announced that it appointed Pratyush Tiwary, Ph.D., to its scientific advisory board. Dr. Tiwary’s research is at the interface of computational chemistry and machine learning, underscoring Schrödinger’s commitment to further integrate next-generation machine learning methods with highly predictive atomistic simulations. Dr. Tiwary is an associate professor at the University of Maryland, College Park in the Department of Chemistry and Biochemistry and the Institute for Physical Science and Technology. He is also an affiliated faculty member of Applied Mathematics, Biophysics, Chemical Physics and Materials Science and Engineering.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its fourth quarter and full year 2022 financial results on Tuesday, February 28, 2023, at 4:30 p.m. ET. The live webcast can be accessed under “News & Events” in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least 15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

About Schrödinger
Schrödinger is transforming the way therapeutics and materials are discovered. Schrödinger has pioneered a physics-based computational platform that enables discovery of high-quality, novel molecules for drug development and materials applications more rapidly and at lower cost compared to traditional methods. The software platform is licensed by biopharmaceutical and industrial companies, academic institutions, and government laboratories around the world. Schrödinger’s multidisciplinary drug discovery team also leverages the software platform to advance a portfolio of collaborative and proprietary programs to address unmet medical needs.
Founded in 1990, Schrödinger has approximately 800 employees and is engaged with customers and collaborators in more than 70 countries. To learn more, visit www.schrodinger.com, follow us on LinkedIn and Instagram, or visit our blog, Extrapolations.com.

Operating Metrics
To supplement the financial measures presented in this press release and related conference call or webcast in accordance with generally accepted accounting principles in the United States (GAAP), Schrödinger also presents certain other performance metrics, such as annual contract value and customer retention rate.

Annual Contract Value (ACV). Schrödinger tracks the ACV for each customer. With respect to contracts that have a duration of one year or less, or contracts of more than one year in duration that are billed annually, ACV is defined as the contract value billed during the applicable period. For contracts with a duration of more than one year that are billed upfront, ACV in each period represents the total billed contract value divided by the term. ACV should be viewed independently of revenue and does not represent revenue calculated in accordance with GAAP on an annualized basis, as it is an operating metric that can be impacted by contract execution start and end dates and renewal rates. ACV is not intended to be a replacement for, or forecast of, revenue.

Customer Retention for our customers with an ACV of over $100,000. Schrödinger calculates year-over-year customer retention for its customers in this cohort by starting with the number of customers it had in the previous fiscal year. Schrödinger then calculates how many of these customers were active customers in the current fiscal year. Schrödinger then divides this number by the number of customers with an ACV over $100,000 Schrödinger had in the previous fiscal year to arrive at the year-over-year customer retention rate for such customers.

Active Customers. Schrödinger defines an active customer as a customer that had an ACV of at least $1,000 in the fiscal year. Schrödinger uses $1,000 as a threshold for defining its active customers as this amount will generally exclude customers that only license its PyMOL software, which is its open-source molecular visualization system broadly available at low cost.

Ongoing programs eligible for royalties. Schrödinger tracks the aggregate number of collaborative and partnered programs for which the Company is eligible to receive any amount of future royalties on sales, if any.

Numbers of collaborators since 2018. Schrödinger tracks the aggregate number of collaborators that the Company has collaborated with, or partnered with, for drug discovery and drug development since 2018. The number of collaborators presented is a cumulative number and the Company only includes those collaborations from which the Company has derived revenue from since January 1, 2018.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2023 and first quarter ending March 31, 2023, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software licensing business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, the initiation, timing, progress, and results of its proprietary drug discovery programs and product candidates and the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of its CDC7, MALT1, and Wee1 inhibitors, including SGR-1505, SGR-2921, and SGR-3515, the clinical potential and favorable properties of its collaborators’ product candidates, the company’s expectation for an additional cash distribution from Nimbus in connection with Takeda’s acquisition of NDI-034858, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of IND submissions, clinical trials and applications for marketing approvals, the ability to retain and hire key personnel and the direct and indirect impacts of the ongoing COVID-19 pandemic on its business and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission on February 28, 2023, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Jaren Irene Madden (Investors)
Schrödinger, Inc.
jaren.madden@schrodinger.com
617-286-6264

Allie Nicodermo (Media)
Schrödinger, Inc.
allie.nicodermo@schrodinger.com
480-251-3144

Consolidated Statements of Operations
(in thousands, except for share and per share amounts)

	Year Ended December 31,
	2022	2021	2020
Revenues:
Software products and services	$135,578	$113,236	$92,530
Drug discovery	45,377	24,695	15,565
Total revenues	180,955	137,931	108,095
Cost of revenues:
Software products and services	29,576	26,495	18,003
Drug discovery	50,357	45,816	26,620
Total cost of revenues	79,933	72,311	44,623
Gross profit	101,022	65,620	63,472
Operating expenses:
Research and development	126,372	90,904	64,695
Sales and marketing	30,642	22,150	17,795
General and administrative	90,825	64,009	41,898
Total operating expenses	247,839	177,063	124,388
Loss from operations	(146,817)	(111,443)	(60,916)
Other income (expense):
Gain (loss) on equity investments	11,825	(1,781)	4,108
Change in fair value	(18,084)	11,359	28,263
Other income	3,950	1,057	2,253
Total other (expense) income	(2,309)	10,635	34,624
Loss before income taxes	(149,126)	(100,808)	(26,292)
Income tax expense	63	411	345
Net loss	(149,189)	(101,219)	(26,637)
Net loss attributable to noncontrolling interest	(3)	(826)	(2,174)
Net loss attributable to Schrödinger common and limited common stockholders	$(149,186)	$(100,393)	$(24,463)
Net loss per share attributable to Schrödinger common and limited common stockholders, basic and diluted:	$(2.10)	$(1.42)	$(0.41)
Weighted average shares used to compute net loss per share attributable to Schrödinger common and limited common stockholders, basic and diluted:	71,173,419	70,594,950	60,024,658

Consolidated Balance Sheets
(in thousands, except for share and per share amounts)

Assets	December 31, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$90,474	$120,267
Restricted cash	5,243	3,000
Marketable securities	360,613	456,212
Accounts receivable, net of allowance for doubtful accounts of $125 and $108	55,953	31,744
Unbilled and other receivables, net for allowance for unbilled receivables of $100 and $30	13,137	8,807
Prepaid expenses	8,569	5,030
Total current assets	533,989	625,060
Property and equipment, net	14,244	10,025
Equity investments	25,683	43,167
Goodwill	4,791	—
Intangible assets, net	587	—
Right of use assets	105,982	75,384
Other assets	3,311	2,851
Total assets	$688,587	$756,487
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,470	$8,079
Accrued payroll, taxes, and benefits	24,882	18,405
Deferred revenue	57,931	55,368
Lease liabilities	11,006	2,042
Other accrued liabilities	5,510	7,317
Total current liabilities	108,799	91,211
Deferred revenue, long-term	25,598	30,064
Lease liabilities, long-term	105,485	77,827
Other liabilities, long-term	800	300
Total liabilities	240,682	199,402
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 62,163,739 and 61,834,515 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	622	618
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at December 31, 2022 and December 31, 2021 respectively	92	92
Additional paid-in capital	828,700	786,964
Accumulated deficit	(379,138)	(229,952)
Accumulated other comprehensive loss	(2,382)	(651)
Total stockholders’ equity of Schrödinger stockholders	447,894	557,071
Noncontrolling interest	11	14
Total stockholders’ equity	447,905	557,085
Total liabilities and stockholders’ equity	$688,587	$756,487

Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities:
Net loss	$(149,189)	$(101,219)	$(26,637)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
(Gain) loss on equity investments	(11,825)	1,781	(4,108)
Noncash revenue from equity investments	—	(107)	(397)
Fair value adjustments	18,084	(11,359)	(28,263)
Depreciation and amortization	4,344	2,847	3,658
Stock-based compensation	39,630	26,490	10,545
Noncash research and development expenses	—	811	2,137
Noncash investment amortization	629	5,270	646
Loss on disposal of property and equipment	19	140	—
(Increase) decrease in assets, net of acquisition:
Accounts receivable, net	(23,697)	(321)	(12,747)
Unbilled and other receivables	(4,253)	(5,187)	3,468
Reduction in the carrying amount of right of use assets	7,287	5,799	5,342
Prepaid expenses and other assets	(7,067)	(1,121)	187
Increase (decrease) in liabilities, net of acquisition:
Accounts payable	1,179	(411)	4,882
Accrued payroll, taxes, and benefits	6,477	6,405	4,966
Deferred revenue	(1,903)	(1,028)	59,705
Lease liabilities	1,900	(2,949)	(5,417)
Other accrued liabilities	(1,298)	3,490	(1,210)
Net cash (used in) provided by operating activities	(119,683)	(70,669)	16,757
Cash flows from investing activities:
Purchases of property and equipment	(8,014)	(7,167)	(2,538)
Purchases of equity investments	(600)	(3,700)	(2,869)
Distribution from equity investment	11,825	375	4,582
Proceeds from sale of equity investments	—	15,735	—
Acquisition, net of acquired cash	(6,427)	—	—
Purchases of marketable securities	(271,472)	(414,802)	(519,668)
Proceeds from maturity of marketable securities	364,711	392,747	138,772
Net cash provided by (used in) investing activities	90,023	(16,812)	(381,721)
Cash flows from financing activities:
Issuances of common stock upon initial public offering, net	—	—	211,491
Issuances of common stock upon follow-on public offering, net	—	—	325,600
Issuances of common stock upon stock option exercises	2,110	7,927	4,183
Contribution by noncontrolling interest	—	25	—
Net cash provided by financing activities	2,110	7,952	541,274
Net (decrease) increase in cash and cash equivalents and restricted cash	(27,550)	(79,529)	176,310
Cash and cash equivalents and restricted cash, beginning of year	123,267	202,796	26,486
Cash and cash equivalents and restricted cash, end of year	$95,717	$123,267	$202,796

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$787	$448	$381
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable	169	705	8
Purchases of property and equipment in accrued liabilities	293	—	—
Acquisition of right to use assets, contingency resolution	1,513	—	—
Acquisitions of right of use assets	34,763	71,054	2,709
Acquisition of lease liabilities	34,430	71,054	—
Reclassification of deferred financing costs to additional paid-in capital	—	—	1,858